Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), is entered into as of March 14, 2022, by and between HF Sinclair Corporation (f/k/a Hippo Parent Corporation), a Delaware corporation (the “Company”) and Mark Petersen (“Consultant”).

WHEREAS, the Company is a party to that certain Business Combination Agreement, dated as of August 2, 2021 (the “BCA”), by and among The Sinclair Companies, a Wyoming corporation (“Sinclair HoldCo”), Hippo Holding LLC, a Delaware limited liability company (“Hippo Holding”), HollyFrontier Corporation, a Delaware corporation, the Company and Hippo Merger Sub, Inc., a Delaware corporation, pursuant to which, among other things, Sinclair HoldCo contributed all of the outstanding equity interests of Hippo Holding to the Company, resulting in Hippo Holding becoming a direct wholly owned subsidiary of the Company;

WHEREAS, the date that the closing of the transaction contemplated by the BCA will be hereinafter referred to as the Closing (“Closing”);

WHEREAS, this Agreement shall be effective as of, and only upon, the Closing (the “Effective Date”);

WHEREAS, effective as of the Closing, Consultant will no longer have an employment relationship with Sinclair HoldCo or any of its subsidiaries;

WHEREAS, effective as of the Closing, Consultant will not be an employee of the Company;

WHEREAS, the Company desires to engage Consultant to perform certain services in connection with the Downstream Business (as defined in the BCA) as of the Closing; and

WHEREAS, Consultant desires to perform such services upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth and intending to be legally bound hereby, the Company and Consultant do hereby agree as follows:

1. Engagement of Consultant. Subject to the terms and conditions hereof, the Company hereby engages and appoints Consultant as its consultant and advisor with respect to the matters specified in Section 3 hereof, and Consultant hereby accepts his appointment and engagement by the Company with respect to such matters.

2. Term.

(a). The term of this Agreement shall begin on the Effective Date and shall continue until six months after Closing (the “Term”) unless earlier terminated pursuant to Section 2(b). This Agreement will terminate upon the expiration of the Term or as may be extended on a month to month basis by mutual agreement of the parties.

(b). The Company shall have the right to terminate this Agreement immediately for any reason or no reason.

3. Activities of Consultant.

(a). During the Term, Consultant shall undertake for and on behalf of the Company any reasonable services requested by the Company with respect to the Downstream Business or the Company and its subsidiaries (the “Company Group”), including but not limited supporting the transition of operations managed by Consultant for Sinclair HoldCo and its subsidiaries prior to Closing and assisting as questions arise related to operations managed by the Consultant for Sinclair HoldCo and its subsidiaries prior to Closing (the “Services”).

(b). Consultant shall devote such time, attention and energy as is necessary to perform and discharge the Services under this Section 3 in an efficient, trustworthy and businesslike manner.

(c). During the Term, Consultant shall comply with all applicable codes, rules, regulations and guidelines governing the conduct of employees and officers of the Company (collectively, the “Rules”), to the same extent such Rules would apply to Consultant if he were employed by the Company during the Term. Consultant hereby represents that he has been provided and has read and understood all such Rules and understands his compliance obligations notwithstanding that he is not an employee of the Company.

4. Compensation.

(a). In consideration for the Services to be performed hereunder, the Company shall pay Consultant a fee of $20,000 per month for the Term. Consultant may provide up to 38 hours per month of service. Nothing in this Agreement shall affect, alter or replace any payments to be made by the Company or any of its affiliates to Consultant under any other agreement or arrangement.

(b). The Company shall reimburse Consultant for all ordinary and necessary out-of-pocket business expenses incurred by him in connection with the discharge of the Services hereunder, provided that such expenses have been approved in accordance with any procedures of the Company then in effect.

(c). Upon the effectiveness of any termination of this Agreement, Consultant’s right to compensation (other than accrued but unpaid compensation) pursuant to this Agreement shall cease. In such event, the Company agrees to pay Consultant for his Services performed in accordance with the terms and requirements of this Agreement up to the date of termination at the agreed upon rate set forth in Section 4(a) above, subject to proration for any partially completed month.

5. Independent Contractor.

(a) It is understood between the Company and the Consultant that, in rendering services pursuant to this Agreement, Consultant is and shall act in the capacity of an independent contractor and shall not be subject to the direction, control or supervision of the Company with respect to the performance of his services hereunder. Consultant will have exclusive control over the manner and means by which he performs the services rendered. Consultant will set his own schedule, hours, and location for performance of the services rendered.

(b) Consultant shall not be considered or be deemed in any way to be an employee of the Company and Consultant has no right or power, express or implied, to do any act or thing that would bind the Company in any away. Nothing herein shall create nor be deemed to create an employment relationship between Consultant and the Company.

(c) Consultant will provide the supplies, materials or other items needed to perform the services pursuant to this Agreement.

(d) Consultant is free to perform services for other entities during the Term, subject to the terms of this Agreement and the BCA, and there is no expectation that services provided to the Company are exclusive or will continue following the termination of this Agreement. The Company is free to engage other consultants who perform services similar to the services provided by Consultant.

(e) The Company will issue Consultant an IRS Form 1099 for payments made under this Agreement. It is Consultant’s sole responsibility, and not that of the Company, to pay any federal, state or local taxes that may be associated with these payments. Consultant agrees to indemnify and hold the Company harmless with respect to any tax liabilities that may arise relating to such payments. Consultant agrees to indemnify and hold the Company harmless with respect to any and all such taxes, penalties, premiums, or other liabilities or obligations that may arise relating to services provided by him or payments made to him pursuant to this Agreement. Consultant also shall be directly responsible for all returns and reports required by any governmental body.

6. Confidential and Proprietary Information. Consultant recognizes and acknowledges that by reason of his service to the Company, he will have access to confidential information concerning the Company and its affiliates (“Confidential Information”), including, without limitation, information and knowledge pertaining to their business, strategic plans, cost data and organizational information, and other proprietary information. Consultant acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after the term of this Agreement, disclose any such Confidential Information to any person for any reason whatsoever or use such Confidential Information (except as his duties hereunder may require) without the prior written authorization of the Company, unless such information is in the public domain through no fault of Consultant or except as may be required by law.

7. Reports to Government Entities. Nothing in this Agreement restricts or prohibits Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. This Agreement does not limit Consultant’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Consultant does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and Consultant does not need to notify the Company that Consultant has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

8. Restrictive Covenants.

(a). As part of the consideration for the compensation provided for hereunder, Consultant agrees that during the two (2) year period following the Effective Date, Consultant shall not, directly or indirectly, in his own capacity or through any other Person (as defined in the BCA):

(i). (A) engage or assist others to engage in or provide Services (as defined herein) directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity in the United States in competition with the Company Group or engaged in the same or similar business as the Company Group; provided however, Consultant may perform services for the retained companies of Sinclair HoldCo or entities owned by the Holding family (“Retained Sinclair Entities”) subject to prior approval of Holly Logistic Services, L.L.C.’s Board of Directors (“HLS Board”); (B) divert or attempt to divert any business or customer for such products and related services of the Company Group, or (C) otherwise do or perform any other act injurious or prejudicial to the sale of such products and related services by the Company Group; or

(ii). employ, engage or solicit for employment or engagement any Person employed by or engaged by the Company Group at any time during such period or any former employee or consultant of the Company Group who was employed by or engaged by with the Company during the twelve (12) months prior to the Effective Date.

(iii). call, solicit or engage for a commercial purpose any person who is or was a customer or supplier of the Company Group at any time during such period or any former customer or supplier of the Company Group who was a customer or supplier of the Company Group during the twelve (12) months prior to the Effective Date.

(b). Consistent with the obligations set forth in Section 8(a)(1) above, Consultant agrees to notify and obtain the approval of the HLS Board prior to engaging in any consulting services for Retained Sinclair Entities and acknowledges and agrees to provide all such information regarding the proposed consulting services that the HLS Board deems necessary to evaluate the request.

(c). Notwithstanding the foregoing, Consultant shall in no way be restricted from acquiring or holding an ownership interest, or right to acquire an ownership interest in any publicly traded company that competes with the Company Group, provided that such interest does not represent more than five percent (5%) of the outstanding ownership interest in any such business.

9. Remedies. Consultant expressly agrees that the Company’s remedy at law for any breach of the provisions of this Agreement will be inadequate and that upon such breach, the Company shall be entitled as a matter of right, in any court of competent jurisdiction, in equity or otherwise, to enforce the specific performance of Consultant’s obligations under this Agreement and to seek temporary and permanent injunctive relief, in any case without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy. The rights conferred upon the Company by the preceding sentence shall not be exclusive of any other rights or remedies that the Company may have at law, in equity or otherwise.

10. Indemnification. Consultant will indemnify and hold harmless the Company and its parents, subsidiaries, affiliated entities, fiduciaries, administrators, officers, directors, legal representatives, agents, successors, and assigns from and against any and all loss, damage, liability, judgment, or expense, including reasonable attorneys’ fees and litigation costs, arising out of Consultant’s negligence, misconduct, violation or default of this Agreement, including without limitation all reasonable attorneys’ fees and litigation costs incurred by the Company in the event the Company prevails in any claim(s) against Consultant arising out of Consultant’s negligence, misconduct, violation or breach of this Agreement.

11. Consultant’s Representation. Consultant represents and warrants that (i) he has the right, power, and authority to enter into this Agreement and to perform his obligations hereunder, (ii) the services performed by Consultant hereunder will be of professional quality, consistent with generally accepted industry standards and expectations for work of a similar nature and (iii) Consultant shall comply with all existing and future laws, rules, and regulations relating to or affecting this Agreement or the work to be performed by Consultant hereunder.

12. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without giving effect to any conflict of laws provisions.

13. Assignment. This Agreement is a contract for personal services by Consultant and may not be assigned by Consultant without the prior written consent of the Company.

14. Modifications; Waiver. No modification or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom it is sought to be enforced. No waiver at any time of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement at that time or a waiver of that or any other provision at any other time.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties with regard to consulting services to be provided by Consultant to the Company and supersedes all prior agreements or understandings between the Company and Consultant or their agents with regard to such services.

[Signature Pages Follows]

IN WITNESS WHEREOF, Consultant and the Company have executed this Agreement effective as of the day and year first above written.

HF SINCLAIR CORPORATION

By:	/s/ Richard L. Voliva III
Name:	Richard L. Voliva III
Title:	Executive Vice President and Chief Financial Officer

CONSULTANT

/s/ Mark Petersen
Mark Petersen

[Signature Page to Consulting Agreement (HF Sinclair)]